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[LOGO]                                                            EXHIBIT 16.01


PEAT MARWICK LLP

99 High Street               Telephone 617 988 1000         Telefax 617 988 0800
Boston, MA 02110-2371




March 3, 1999

Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously engaged as principal accountants to audit the financial statements of Silknet Software, Inc. as of and for the year ended June 30, 1998. We were previously principal accountants for Silknet Software, Inc. and, under the date of October 9, 1997, we reported on the financial statements of Silknet Software, Inc., as of and for the years ended June 30, 1997 and 1996. On or about November 16, 1998, our appointment as principal accountants was terminated. We have read Silknet Software, Inc.'s statements included under
Item 11. (i) of its Form S-1 dated March 3, 1999 and we agree with such statements, except that we are not in a position to agree or disagree with Silknet Software, Inc.'s statement that the change was recommended by management and approved by the board of directors.


Very truly yours,

KPMG Peat Marwick LLP